Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone troutmansanders.com
May 11, 2010
PAB Bankshares, Inc.
3250 North Valdosta Road
Valdosta, Georgia 31602
     Re:     Registration Statement on Form S-1/A (Registration No. 333-162317)
Ladies and Gentlemen:
     You have requested our opinion, as special counsel to PAB Bankshares, Inc., a Georgia corporation (the “Company”), with respect to the filing of a Registration Statement on Form S-1/A and any amendments thereto (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) relating to up to an aggregate of $92,000,000 of common stock of the Company, no par value per share (the “Shares”). The Registration Statement is being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Act on or about the date hereof. This opinion is being provided at your request for filing as an exhibit to the Registration Statement.
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such instruments, certificates, records and documents, and have reviewed such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have relied upon the aforesaid instruments, certificates, records and documents and inquiries of your representatives.
     Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued by you in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
     We are, in this opinion, opining only on the laws of the State of Georgia and the federal law of the United States. We are not opining on “blue sky” or other state securities laws.
ATLANTA     CHICAGO     HONG KONG     LONDON     NEW YORK     NEWARK     NORFOLK     ORANGE COUNTY
RALEIGH     RICHMOND     SAN DIEGO     SHANGHAI     TYSONS CORNER     VIRGINIA BEACH     WASHINGTON, DC

May 11, 2010

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements with respect to our name wherever it appears in the Registration Statement and in any amendment or supplement thereto. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion may not be relied upon by you for any other purpose without our prior written consent.
Very truly yours,
/s/ Troutman Sanders LLP